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Exhibit 10.14
                             CMC, Industries, Inc.
                         Executive Employment Agreement


         This Agreement is effective as of August 1st, 1997 ("Effective Date") between CMC Industries, Inc. ("Company") and Jack O'Rear ("Executive").


                                    RECITALS

         WHEREAS Executive has been continuously employed by Company since August, 1994;

         WHEREAS Company desires Executive to remain actively employed by the Company; and

         WHEREAS Executive desires to remain so employed under the terms and conditions set forth below;

         NOW, THEREFORE, the parties mutually agree as follows:


                                   AGREEMENT

         1. Position and Duties. Executive shall be employed by Company as Company's Chief Operating Officer. Executive shall devote his full time and best efforts to this position. Executive shall report to the Chief Executive Officer of Company and shall comply with the policies of the Company.

         2.       Employment Period.

                  (a) Basic Rule. This Agreement shall have a term of three (3) years (the "Employment Period"), beginning upon the Effective Date. The Company may terminate this Agreement prior to the end of the Employment Period pursuant to the terms of this Section 2.

                  (b) Early Termination. Company may terminate Executive's employment prior to the end of the Employment Period by giving the Executive 30 days advance notice in writing. If Company terminates Executive's employment without Cause (defined below), Company shall pay Executive severance benefits as set forth in Section 6 hereof.

                  (c) Termination for Cause. Company may terminate Executive's employment for Cause (defined below) by giving Executive thirty (30) day's advance notice in writing. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause. Executive's right under the benefit plans of the Company following a termination for Cause shall be determined under the provisions of those plans. "Cause" means
(i) willful or habitual neglect of Executive's obligations under this Agreement,
(ii) misuse of corporate funds, (iii) any other act of gross misconduct or (iv) commission of any crime which would constitute a felony under applicable law.

                  (d) Executive's Commitment. Executive commits to the Company that he will remain as an employee of the Company for the full period of this Agreement.

                  (e) Termination as a Result of Death or Disability. Executive's employment shall terminate in the event of his death. Company may terminate Executive's employment for Disability by giving Executive 30 day's advance notice in writing. No compensation or benefits will be paid or provided to Executive under this Agreement on account of termination as a result of death or Disability. Executive's rights under the benefit plans of Company upon such termination shall be determined under the provisions of those plans. For purposes of this Agreement, "Disability" means Executive has been unable to substantially perform his duties under this Agreement as a result of his incapacity due to physical or mental illness for at least 26 weeks.




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         3.       Compensation.

                  (a) Base Salary. Company will pay Executive an annual salary of $202,125, less applicable withholding, payable in accordance with Company's standard payroll policies. At least annually the Board will consider increases in the annual salary rate in light of Executive's individual performance, Company performance and other relevant factors determined by the Board.

                  (b) Bonus. Executive shall be eligible to participate in the bonus plan of Company. Executive shall be entitled to bonuses thereunder, payable at such times as bonuses are paid to other Executives of Company. The amount of each bonus shall be based upon accomplishment of Company objectives specified by the Board of Directors of Company.

         4. Employee Benefit Plans. During the Employment Period, Executive shall be entitled to participate in employee benefit plans or programs of Company to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.

         5. Stock Options. Any stock options held by Executive that were granted prior to the Effective Date shall remain in effect and shall be subject to the terms of the agreements under which they were granted. Executive shall be eligible to participate in the stock option plan of Company. Executive shall be entitled to option grants thereunder, granted at such times as grants are granted to other Executives of Company. Executive shall be eligible for an annual option grant of 15,000 stock options, subject to approval each year by the Board of Directors of Company.

         6. Severance Payments. If Company terminates Executive's employment without Cause prior to the end of the Employment Period, Company shall pay Executive as severance payments a monthly amount equal to his then current month base salary (less applicable withholding) for the remainder of the Employment Period. The severance payments described in this Section 6 shall discharge all of the Company's obligations to the Executive.

         7. Non-Solicitation of Employees. Executive covenants and agrees with Company that during the Employment Period and for two (2) years thereafter he will not solicit any of Company's then-current employees to terminate their employment with Company or to become employed by any firm, company or other business enterprise with which Executive may then be connected. However, if Company terminates Executive's employment without Cause, then this seventh clause of this agreement will be void.

         8.       General.

                  (a) This Agreement shall be binding upon the legal representatives, distributees, successors and assigns of the parties hereto.

                  (b) This Agreement and the exhibits hereto contain the entire agreement of the parties, and may not be changed orally, but only by a writing signed by the party against whom enforcement of such change is sought.

                  (c) If any provision of this Agreement is held invalid, illegal or unenforceable, such provisions shall be deemed deleted and such deletion shall not affect the validity of other provisions of this Agreement.

                  (d) This Agreement shall be governed by and construed according to the laws of the State of California. The federal and state courts of the state of California shall have exclusive jurisdiction to adjudicate any dispute rising out of this Agreement.

EXECUTIVE                                   CMC INDUSTRIES, INC.

  /s/  Jack O'Rear                          By:  /s/ Matthew G. Landa
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Jack O'Rear                                 Title:      President and CEO